UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2005

LARGE SCALE BIOLOGY CORPORATION
 (Exact name of Registrant as specified in its charter)

Delaware	000-31275	77-0154648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Vaca Valley Parkway, Vacaville, California 95688
(Address of principal executive offices and zip code)

(707) 446-5501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

          On August 24, 2005, Large Scale Biology Corporation (the “Company”) received notice from the staff of the Nasdaq Stock Market (“Nasdaq”) that the Company does not currently comply with Marketplace Rule 4310(c)(4) (the “Rule”), which is a requirement for continued listing on the Nasdaq SmallCap Market, because the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for the last 30 consecutive business days.

          Marketplace Rule 4310(c)(8)(D) provides, and Nasdaq has afforded, the Company a cure period of 180 calendar days to regain compliance, which ends on February 21, 2006.  The Company’s common stock will continue to be listed on the Nasdaq SmallCap Market during this cure period.  If at anytime on or before February 21, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide written notification that the Company has achieved compliance with the Rule, subject to the Nasdaq staff’s discretion to extend such 10 consecutive business day period under Marketplace Rule 4310(c)(8)(E).  If compliance with the Rule cannot be demonstrated by February 21, 2006, the Nasdaq staff will determine whether the Company meets the Nasdaq SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement.  If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period.

          The Company will seek to regain compliance within this cure period.  The Company’s management and Board of Directors are considering alternatives to address compliance with the continued listing standards of the Nasdaq SmallCap Market, which may include a reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Large Scale Biology Corporation

Date: August 30, 2005	By:	/s/ MICHAEL D. CENTRON

Michael D. Centron
Vice President, Finance and Administration